SCHEDULE 13G

                  Under the Securities and Exchange Act of 1934





                               Parlex Corporation
                                (Name of Issuer)

                               (Amendment No. 1)




                                  Common Stock
                         (Title of Class of Securities)




                                    701630105
                                 (CUSIP Number)


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1.  NAME OF REPORTING PERSON
     S.S or l.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                Van Den Berg Management     TAX # 953017097

2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                   A  [ ]
                                                                   B  [x]
3 SEC USE ONLY

4 CITIZENSHIP OR PLACE OF ORGANIZATION

                USA

5   SOLE VOTING POWER

                1,845

6   SHARED VOTING POWER

                 598,606

7   SOLE DISPOSITIVE POWER

                1,845

8   SHARED DISPOSITIVE POWER

                 598,606

9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                600,451


10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                N/A

11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9


                 9.53%

12 TYPE OF REPORTING PERSON*


                IA



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Item 1.

(a) Name of Issuer

                Parlex Corporation

(b) Address of Issuer's Principal Executive Offices

         One Parlex Place
         Methuen, MA 01844

Item 2.

(a) Name of Person Filing

                VAN DEN BERG MANAGEMENT      IRS# 953017097

(b) Address of Principal Business Office or, if none, Residence

                1301 Capital of Texas Hwy
                Suite  B-228
                Austin, Texas   78746

(c) Citizenship

                USA

(d) Title of Class of Securities

                Common stock

(e) CUSIP Number

                701630105

Item 3. If this statement is filed pursuant to Rule 13d-l(b), or 13d-2(b), check whether the person filing is a:

(a)  Broker or Dealer registered under Section 15 of the Act

(b)  Bank as defined in section 3(a)(6) of the Act

(c)  Insurance Company as defined in section 3(a)(19) of the act

(d)  Investment Company registered under section 8 of the Investment Company
Act

(e) Investment Adviser registered under section 203 of the Investment Advisers Act of 1940

(f) Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see 240.13d-l(b)(l)(ii)(F)

(g) Parent Holding Company, in accordance with 240.13d-l(b)(ii)(G) (Note: See Item 7)

(h) Group, in accordance with 240.13d-l(b)(l)(ii)(H)


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Item 4. Ownership

(a) Amount Beneficially Owned

                600,451

(b) Percent of Class

                 9.53%

(c) Number of shares as to which such person has:

(i) sole power to vote or to direct the vote                               1,845
(ii) shared power to vote or to direct the vote                         598,606
(iii) sole power to dispose or to direct the disposition of                1,845
(iv) shared power to dispose or to direct the disposition of            598,606

Item 5. Ownership of Five Percent or Less of a Class.


Item 6. Ownership of More than Five Percent on Behalf of Another Person

        N/A

Item 7. Identification and Classification of the Subsidiary Which
Acquired the Security Being Reported on By the Parent Holding Company

        N/A


Item 8. Identification and Classification of Members of the Group       N/A

Item 9. Notice of Dissolution of Group

        N/A

Item 10. Certification


After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                           Date:        July 10, 2002
                                        ----------------------
                           Signature:   /s/ Jim Brilliant
                                        ----------------------
                                        Jim Brilliant / Vice President
                                        Name / Title